300 E. Rio Salado Pkwy. Bldg 1 Tempe, AZ 85281 Office: 602.852.6604 Exhibit 33.6 Management’s Assessment of Compliance with Applicable Servicing Criteria 1. Carvana, LLC ( “Carvana”), as sponsor and administrator, is responsible for assessing compliance with the Applicable Servicing Criteria (defined below) as of December 31, 2022, and for the year ended December 31, 2022 (the “Reporting Period”). The transactions covered by this report consist of all publicly-registered asset-backed securities transactions for which Carvana acted as sponsor and administrator involving a pool of fixed rate retail installment contracts used to finance the purchase of used cars and light trucks (the “Platform”). The asset-backed securities transactions included in the Platform are set forth in Appendix A hereto. 2. Carvana used the criteria set forth in paragraph (d) of Item 1122 of Regulation AB to assess its compliance with the following servicing criteria set forth in paragraph (d) of Item 1122 of Regulation AB (collectively, the “Applicable Servicing Criteria”): (1)(i), (1)(iii), (3)(i)(C), and (d)(4)(iii). All other servicing criteria set forth in paragraph (d) of Item 1122 of Regulation AB are inapplicable to Carvana based on the activities it performs with respect to the Platform. 4. Carvana has complied, in all material respects, with the Applicable Servicing Criteria as of December 31, 2022, and for the Reporting Period with respect to the Platform taken as a whole. 5. Grant Thornton LLP, an independent registered public accounting firm, has issued an attestation report on Carvana’s assessment of compliance with the Applicable Servicing Criteria as of December 31, 2022, and for the Reporting Period. March 29, 2023 Carvana, LLC By: Name: Paul W. Breaux Title: Vice President, Secretary /s/ Paul W. Breaux

2 Carvana Auto Receivables Trust 2021-N1 Carvana Auto Receivables Trust 2021-P1 Carvana Auto Receivables Trust 2021-N2 Carvana Auto Receivables Trust 2021-P2 Carvana Auto Receivables Trust 2021-N3 Carvana Auto Receivables Trust 2021-P3 Carvana Auto Receivables Trust 2021-N4 Carvana Auto Receivables Trust 2021-P4 Carvana Auto Receivables Trust 2022-P1 Carvana Auto Receivables Trust 2022-P2 Carvana Auto Receivables Trust 2022-P3 Carvana Auto Receivables Trust 2020-P1 Appendix A